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                                                                EXHIBIT (a)(13)

                        GULF INDONESIA RESOURCES LIMITED

                       NOTICE OF CANCELLATION AND EXERCISE
                            OF RESTRICTED STOCK UNITS

                             NOTICE OF CANCELLATION
                             ----------------------

TO:   ALL HOLDERS OF RESTRICTED STOCK UNITS ("RSUs")

Gulf Indonesia Resources Limited ("Gulf Indonesia"), Conoco Canada Resources Limited ("Conoco Canada") and Conoco Inc. ("Conoco") have entered into an agreement, pursuant to which Conoco Canada has agreed to acquire all of the issued and outstanding common shares of Gulf Indonesia (the "Gulf Indonesia Common Shares") not owned by Conoco Canada at a price of U.S.$13.25 per Gulf Indonesia Common Share. On Wednesday, June 12, 2002, formal take-over bid documentation relating to Conoco Canada's offer (the "Offer") was mailed to Gulf Indonesia shareholders and optionholders. The agreement entered into between Gulf Indonesia, Conoco Canada and Conoco in connection with the Offer provides for the acceleration of unvested RSUs so that any entitlement under the Executive Restricted Stock Unit/Deferred Stock Unit Plan (the "RSU Plan") becomes fully vested prior to the expiration of the Offer. In addition, the RSU Plan, pursuant to which the RSUs have been granted, provides that if there is an offer for Gulf Indonesia Common Shares which, if successful, would entitle the offeror to acquire all of the Gulf Indonesia Common Shares, Gulf Indonesia may irrevocably cancel any unexercised RSUs upon giving the participants under the RSU Plan written notice of such cancellation.

ACCORDINGLY, NOTICE IS HEREBY GIVEN THAT ALL UNVESTED RSUS ARE FULLY VESTED AND THAT ALL UNEXERCISED RSUS WILL BE CANCELLED AS OF THE EXPIRATION OF THE OFFER (THE "EXPIRATION TIME"), CURRENTLY SCHEDULED TO BE 6:00 P.M. (NEW YORK TIME) ON JULY 19, 2002. IN THE EVENT THAT CONOCO CANADA DOES NOT TAKE UP AND PAY FOR GULF INDONESIA COMMON SHARES, THIS NOTICE OF CANCELLATION SHALL BE DEEMED TO BE REVOKED AND THE CORRESPONDING NOTICE OF EXERCISE OF RSUS (AS SET OUT BELOW) SHALL BE DEEMED NOT TO HAVE OCCURRED, THE RSU PLAN SHALL BE RESTORED TO ITS ORIGINAL STATUS, AND ALL SUCH RIGHTS AND PRIVILEGES HELD BY HOLDERS OF RSUS PURSUANT TO THE RSU PLAN SHALL BE RESTORED AND MAINTAINED.

Upon the acquisition of Gulf Indonesia Common Shares by Conoco Canada under the Offer, holders of RSUs will be entitled, upon exercise, to receive a cash payment equal to the offer price of U.S.$13.25 multiplied by the number of RSUs. Any RSUs which remain unexercised as of the Expiration Time will be cancelled for no consideration. HOLDERS OF RSUS WISHING TO EXERCISE THEIR RSUS PRIOR TO EXPIRATION OR CANCELLATION ARE ADVISED TO COMPLETE THE NOTICE OF EXERCISE BELOW AND TO RETURN IT TO JENNIFER WOO AT CONOCO CANADA RESOURCES LIMITED, 1600, 401 - 9TH AVENUE S.W., CALGARY, ALBERTA T2P 2H7, TELEPHONE: (403) 233-3082, FAX: (403) 233-5513, E-MAIL: jennifer.woo@conoco.com, AS SOON AS POSSIBLE.

                               NOTICE OF EXERCISE

The undersigned hereby irrevocably exercises all RSUs held by the undersigned effective only as of the Expiration Time and, for greater certainty, in the event that Conoco Canada does not take up and pay for Gulf Indonesia Common Shares, such exercise shall be deemed not to have occurred.



Signature:                                   Address for delivery of cheque:
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Name:
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Date:
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